Exhibit 99.1

Ault Alliance Enters Agreement with Ault & Company to Restructure of $17.5 Million of Liabilities into Long-Term Convertible Debt

LAS VEGAS--(BUSINESS WIRE) – October 16, 2023 – Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“AAI,” or the “Company”), today announced that it has entered into a note purchase agreement (the “Agreement”) with Ault & Company, Inc., a related party (“A&C”). Pursuant to the Agreement, which closed upon execution on October 13, 2023, AAI issued to A&C a senior secured convertible promissory note (the “Note”) and warrants (the “Warrants”) to purchase shares of AAI’s common stock (“Common Stock”).

The Note and Warrants were paid by A&C through (i) approximately $11.6 million of secured promissory notes previously issued by the Company, which have been assumed by A&C, for which the Company has issued term notes to A&C in the same amount, which A&C canceled on closing, (ii) $4.6 million of loans made by A&C to the Company pursuant to a credit agreement entered into between the parties in June 2023, which A&C canceled on closing, and (iii) $1.3 million stated value of 125,000 outstanding shares of the Company’s Series B convertible preferred stock that A&C has surrendered to the Company for retirement.

The Note accrues interest at the rate of 10% per annum, is due five years after issuance, and is secured by a first priority security interest in all the assets of the Company and its subsidiaries, though certain collateral comprising the security interest is subordinated to a security interest previously granted by the Company and certain of its subsidiaries to an existing lender.

The Note is convertible, at the option of A&C, into shares of Common Stock at a conversion price equal to the greater of (i) $0.10 per share (the “Floor Price”), which Floor Price shall not, except for voting rights purposes, be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) the lesser of (A) $0.2952, or (B) a 5% premium to the closing sale price of the Common stock on the day immediately prior to the date of conversion (the “Conversion Price”). The Conversion Price is subject to standard anti-dilution provisions in connection with any stock split, stock dividend, subdivision or similar reclassification of the Common Stock. The Note also has “full ratchet” price protection in the event the Company should issue securities at a lower price than the Conversion Price.

A&C received Warrants to purchase up to 47.7 million shares of Common Stock, exercisable for five years at $0.1837 per share, subject to adjustment.

Milton “Todd” Ault, III, Executive Chairman of AAI and Chief Executive Officer of A&C, commented, “A&C’s and its affiliates’ commitment to the Company dates back to late 2016. Despite various evolutions, name shifts, and acquisitions effectuated by AAI, AAI’s primary objective to foster a resilient holding company remains unchanged. This debt restructuring reflects A&C’s ongoing dedication to enable AAI to meet its financial commitments and expand its business. Upon conversion of the Note, should A&C elect to pursue such conversion, A&C looks forward to demonstrating its confidence in AAI through becoming the largest stockholder of AAI.”

The Note and Warrants will not be convertible and/or exercisable unless and until approval is obtained for conversion and exercise from the NYSE American, and thereafter, not into more than an aggregate of 19.99% of the total shares of Common Stock outstanding as of the date of the Agreement, unless the Company obtains stockholder approval.

Additional information regarding the securities described above and the terms of the Agreement, the Note and the Warrants will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”).

The Note and Warrants were issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as promulgated by SEC under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

For more information on AAI and its subsidiaries, AAI recommends that stockholders, investors, and any other interested parties read AAI’s public filings and press releases available under the Investor Relations section at www.Ault.com or at www.sec.gov/.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, AAI owns and operates a data center at which it mines Bitcoin and offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries, and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, AAI extends credit to select entrepreneurial businesses through a licensed lending subsidiary. AAI’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.ault.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.ault.com/.

Ault Alliance Investor Contact:

IR@Ault.com or 1-888-753-2235